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EXHIBIT 10.6F

FINANCIAL SECURITY ASSURANCE HOLDINGS LTD.

AGREEMENT EVIDENCING AN AWARD OF DEXIA RESTRICTED STOCK

                          February 14, 2008

To: [                                    ]"Employee"

        We are pleased to notify you that by the determination of the Human Resources Committee (the "Committee") of the Board of Directors of Financial Security Assurance Holdings Ltd. (together with any successor thereto, the "Company") (Number of Shares) (                        ) shares of Dexia Restricted Stock have been awarded to you under the Financial Security Assurance Holdings Ltd. 2004 Equity Participation Plan (as amended from time to time, the "Plan"). Unless otherwise defined herein, all capitalized terms contained herein shall have the definitions that are ascribed to them in the Plan.

        As described herein, your shares of Dexia Restricted Stock will be allocated (i) 33-1/3% to the three-year Restricted Period scheduled to end December 31, 2010 and (ii) 66-2/3% to the four-year Restricted Period scheduled to end December 31, 2011. Pursuant to the terms of the Plan and this Agreement, the restrictions on vested Dexia Restricted Stock allocated to each Restricted Period will lapse at the end of such Restricted Period and unrestricted shares of Dexia Stock will be distributed at that time. During the Restricted Period, your shares of Dexia Restricted Stock will be held in custody in a securities account maintained by a custodian designated by the Company, subject to the provisions of this Agreement and the Plan.

        1.    Purpose of Award.

        The purpose of the Plan pursuant to which your shares of Dexia Restricted Stock have been awarded is to enable the Company to retain and attract executives and employees who will contribute to the Company's success by their ability, ingenuity and industry, and to enable such executives and employees to participate in the long-term growth of the Company and Dexia by obtaining a proprietary interest in the Company or Dexia and/or the cash equivalent thereof.

        2.    Acceptance of the Dexia Restricted Stock Award Agreement.

        Your execution of this Dexia Restricted Stock award agreement (this "Agreement") will indicate your acceptance of, and your agreement to be bound by, the terms set forth in this Agreement and in the Plan.

        3.    Vesting Period.

        On the date hereof, you are vested in none of the shares of Dexia Restricted Stock subject to this award. Subject to the provisions of this Section 3 and the Plan, your shares of Dexia Restricted Stock shall vest according to the following schedule:

Vesting Date	% of Dexia Restricted Stock Award Vesting
June 30, 2010	33-1/3%
June 30, 2011	66-2/3%

The period from the date of grant of your shares of Dexia Restricted Stock to the date such shares are scheduled to become vested is referred to as the "Normal Vesting Period."

        In the event of termination of your employment for any reason during the Normal Vesting Period, (i) you shall forfeit all your shares of Dexia Restricted Stock that have not become vested prior to your date of termination, except as specified below in this Section 3, and (ii) any shares of vested Dexia Restricted Stock held by you (including shares that become vested as specified below in this Section 3) will be distributed in the form of shares of unrestricted Dexia Stock at the conclusion of the applicable Restricted Period, subject to your right to sell such shares to the Company as described in Section 6. The period from the date of award of your Dexia Restricted Stock to the actual date of vesting (taking into account the earlier vesting as a result of the events described below in this Section 3) is referred to as the "Forfeiture Period."

  •
  Upon termination of your employment by the Company without Cause, a portion of your shares of Dexia Restricted Stock subject to this award that have not become vested prior to the date of such termination shall vest as of such date, such portion to equal the ratio of (i) the number of days in the Normal Vesting Period applicable to such shares that have elapsed as of the date of termination, over (ii) the total number of days in such Normal Vesting Period.

  •
  Upon becoming eligible for Retirement at age 55 with 5 Years of Service or such other date as you shall be eligible to retire under any agreement with the Corporation (your "Retirement Eligibility Date"), a portion of your shares of Dexia Restricted Stock subject to this award that have not become vested prior to your Retirement Eligibility Date shall vest as of such date, such portion to equal the ratio of (i) the number of days in the Normal Vesting Period applicable to such shares that have elapsed as of the Retirement Eligibility Date, over (ii) the total number of days in such Normal Vesting Period. The shares of Dexia Restricted Stock subject to this award that are still unvested following your Retirement Eligibility Date shall vest in equal installments as of the last day of each of the Company's fiscal quarters ending during the remaining term of the applicable Normal Vesting Period, provided that, in the case of each such installment, you remain employed by the Company until the applicable vesting date.

  •
  All your unvested shares of Dexia Restricted Stock awarded hereunder shall vest (i) upon your death or Disability while you are employed by the Company or (ii) to the same extent that Performance Shares vest, in the event of a Change in Control while you are employed by the Company.

        4.    Restricted Period.

        From the date of award of your Dexia Restricted Stock until 6 months following the expiration of the Forfeiture Period (such period, the "Restricted Period"), you shall not be permitted, voluntarily or involuntarily, to sell, transfer, pledge, anticipate, alienate, encumber or assign your shares of Dexia Restricted Stock awarded hereunder except by will or the laws of descent and distribution; provided that the Restricted Period for any shares of Dexia Restricted Stock that are automatically sold to the Company or to Dexia to satisfy withholding tax requirements in accordance with Section 8 below shall expire at the expiration of the applicable Forfeiture Period. The Restricted Periods set forth below shall apply to your shares of Dexia Restricted Stock that vest at the conclusion of the Normal Vesting Period:

Vesting Date	Restricted Period Ended	% of Dexia Restricted Stock Award Becoming Unrestricted
June 30, 2010	December 31, 2010	33-1/3%
June 30, 2011	December 31, 2011	66-2/3%

        5.    Dividends and Voting Rights.

        Other than the restrictions on transfer during the Restricted Period, the risk of forfeiture during the Normal Vesting Period and any other terms and conditions of your award set forth herein and in the Plan, you shall have all of the rights of a holder of Dexia Stock in respect of your shares of Dexia Restricted Stock, including the right to vote the shares and the right to receive any cash dividends; provided that any stock dividends paid, or proceeds of stock splits, shall remain Dexia Restricted Stock subject to the same custody arrangement, vesting provisions and Restricted Period applicable to the Dexia Restricted Stock in respect of which such stock dividend was paid or stock split was made. Cash dividends received with respect to your Dexia Restricted Stock shall be converted into U. S. dollars at the then applicable exchange rates and paid to you promptly following receipt by the custodian of such dividends but, in any event, not later than 2 1/2 months following the year in which such cash dividends are received by the custodian.

        6.    Election to Sell Stock.

        Prior to the date on which the Restricted Period shall be completed with respect to vested shares of Dexia Restricted Stock awarded to you hereunder, you shall be given an opportunity to elect to sell to the Company all or a portion of such shares, if any, that you would be entitled to receive following completion of such Restricted Period. Such election shall be made in writing and shall be delivered to the Company's Chief Financial Officer or General Counsel, or such other officer as the Committee shall from time to time designate. Notwithstanding any election to sell made by you, the Committee may, in its sole and absolute discretion, on behalf of the Company, refuse to purchase shares of unrestricted Dexia Stock from you. If you fail to make a timely election with respect to any vested shares of Dexia Restricted Stock prior to completion of the Restricted Period, the Committee, in its sole discretion, may nonetheless purchase shares of Dexia Stock that you offer for sale to the Company. Any Dexia Stock purchased by the Company pursuant to this Section 6 shall be purchased at the Fair Market Value of Dexia Stock as of the last day of the Restricted Period (or if such day is not a trading day for Dexia Stock, then the first succeeding trading day for Dexia Stock), converted into U. S. dollars using the noon buying rate published by the Federal Reserve Bank of New York for such date (or, if such rate is no longer published, such other rate as the Committee shall approve).

        7.    Distributions and Payments on Completion of Restricted Period.

        In furtherance of an election made under Section 6 of this Agreement, and subject to the Company's rights thereunder, distributions of Dexia Stock and/or payments of cash for the purchase of shares of Dexia Restricted Stock allocated to a particular Restricted Period covered by this award shall be made to you within ten (10) days after the completion of such Restricted Period.

        8.    Tax Withholding.

        In accordance with Section 11(d) of the Plan, you shall automatically sell to the Company a number of whole and/or fractional shares of Dexia Stock that would otherwise be distributed to you upon expiration of the Forfeiture Period in order to satisfy the minimum withholding requirement for all applicable Federal, state and local income, excise and employment taxes; provided that you may elect to satisfy any such withholding requirement by the delivery of cash. Such election must be made in writing and delivered to the Company's Chief Financial Officer or General Counsel or such other officer as the Committee shall from time to time designate no later than thirty (30) days prior to the date of any such withholding requirement. Any shares of Dexia Stock sold to the Company pursuant to this Section 8 shall be valued at their Fair Market Value on the date of the applicable withholding requirement (or if such day is not a trading day for Dexia Stock, then the first succeeding trading day for Dexia Stock), converted into U. S. dollars using the noon buying rate published by the Federal Reserve Bank of New York for such date (or, if such rate is no longer published, such other rate as the Committee shall approve).

        9.    Dexia Stock Ceases to be Outstanding.

        If, as a result of any merger, reorganization or other business combination or any other event or occurrence (a "Realization Event"), Dexia Stock is converted or exchanged for cash, shares or other consideration (the "Realization Consideration"), each share of Dexia Restricted Stock awarded hereunder outstanding immediately prior to such Realization Event shall be converted into the Realization Consideration at the same time and on the same terms as applicable to Dexia Stock in general and shall be subject to the terms and conditions of Section 6(c) of the Plan applicable to the Dexia Restricted Stock for which the Realization Consideration was paid, including the timing of payment, transfer and forfeiture provisions applicable with respect to the remaining term of the applicable Restricted Period and the Forfeiture Period, unless, in any such case, waived by the

Committee in its sole discretion; provided that (i) to the extent that the Realization Consideration consists of shares, the provisions hereof applicable to Dexia Restricted Stock shall apply to such shares as if such shares were Dexia Restricted Stock; and (ii) to the extent that the Realization Consideration consists of cash (the "Restricted Cash Amount"), the Restricted Cash Amount shall be paid to you on the first regular payroll payment date that is at least six months after the end of the Normal Vesting Period applicable to the Dexia Restricted Stock for which the Restricted Cash Amount was substituted. Such Restricted Cash Amount shall be converted into U.S. dollars using the noon buying rate published by the Federal Reserve Bank of New York for the date of receipt of such cash (or if such rate is no longer published, such other rate as the Committee shall approve) and credited with a rate of return equal to the Company's ROE from the date of conversion into cash until the date of payment. The Company's obligation to pay the Restricted Cash Amount, along with any deemed earnings or losses thereon, shall be an unfunded contractual obligation that will be satisfied out of the Company's general assets. Participants shall have only the rights of a general unsecured creditor of the Company with respect to such amounts.

        For purpose of the foregoing:

    "ROE" means, in respect of any period, the average of:

              (i)  the discount rate (expressed as an annual percentage rate) such that (a) the Adjusted Book Value per share of the Company's common stock ("FSA Stock") on the last day of the last calendar quarter in such period, and the dividends paid per share during such period, each discounted at such discount rate to the first day of the first calendar quarter in such period, equals (b) the Adjusted Book Value per share of FSA Stock on the first day of the first calendar quarter in such period; and

             (ii)  the discount rate (expressed as an annual percentage rate) such that (a) the Book Value per share of FSA Stock on the last day of the last calendar quarter in such period, and the dividends paid per share during such period, each discounted at such discount rate to the first day of the first calendar quarter in such period, equals (b) the Book Value per share of FSA Stock on the first day of the first calendar quarter in such period.

          "Adjusted Book Value" means, as of a particular date, the Book Value on such date, subject to the following adjustments, each of which shall have been derived from the Company's IFRS financial statements for the period ended on such date (or, if not derivable from such financial statements, shall be determined in good faith by the Company), but reduced by the amount of the federal income tax applicable thereto:

              (i)  add to the Book Value the sum of (A) the unearned premiums net of prepaid reinsurance premiums at such date, (B) the estimated present value of future installment premiums, net of reinsurance, at such date, (C) the estimated present value of ceding commissions to be received related to reinsured future installment premiums at such date and (D) the estimated present value of future net interest margin at such date, and

             (ii)  subtract from such total the sum of (A) the deferred acquisition costs at such date and (B) the estimated present value of premium taxes to be paid related to future installment premiums.

          "Adjusted Book Value per share" means, as of a particular date, Adjusted Book Value on such date divided by the number of shares of FSA Stock outstanding (excluding treasury shares other than those owned to hedge obligations under the Company's Deferred Compensation Plan(s) or Supplemental Executive Retirement Plan(s)) on such date.

          "Book Value" means, as of a particular date, the Company's total shareholders' equity on such date, as derived from the Company's IFRS financial statements for the period ended on such date.

  For purposes hereof, Book Value shall be determined excluding the after-tax effect of (i) accumulated other comprehensive income (the total mark-to-market on investment assets not subject to hedge accounting and the credit risk component of the mark-to-market on investment assets subject to hedge accounting), (ii) the credit risk component of the mark-to-market on liabilities accounted for under the fair value option and (iii) gains or losses attributable to mark-to-market of Investment Grade credit derivatives.

          "Book Value per share" means, as of a particular date, Book Value on such date divided by the number of shares of FSA Stock outstanding (excluding treasury shares other than those owned to hedge obligations under the Company's Deferred Compensation Plan(s) or Supplemental Executive Retirement Plan(s)) on such date.

        10.    Subject to Terms of the Plan.

        This Agreement shall be subject in all respects to the terms and conditions of the Plan and in the event of any question or controversy relating to the terms of the Plan, or any ambiguity in interpreting the provisions thereof, the decision of the Committee shall be conclusive.

        11.    Miscellaneous.

           (a)  All decisions made by the Committee pursuant to the provisions of this Agreement and the Plan (including without limitation any interpretation of this Agreement and the Plan) shall be final and binding, in the absence of bad faith or manifest error, on all persons and otherwise entitled to the maximum deference permitted by law, including the Company and you. Any dispute, controversy or claim between the parties hereto arising out of or relating to this Agreement shall be settled by arbitration conducted in the City of New York, in accordance with the Commercial Rules of the American Arbitration Association then in force and New York law. In any dispute or controversy or claim challenging any determination by the Committee, the arbitrator(s) shall uphold such determination in the absence of the arbitrator's finding of the presence of bad faith or manifest error of the Committee. The arbitration decision or award shall be final and binding upon the parties. The arbitration shall be in writing and shall set forth the basis therefor. The parties hereto shall abide by all awards rendered in such arbitration proceedings, and all such awards may be enforced and executed upon in any court having jurisdiction over the party against whom enforcement of such award is sought. Each party shall bear its own costs with respect to such arbitration, including reasonable attorneys' fees; provided, however, that: (i) the fees of the American Arbitration Association shall be borne equally by the parties; and (ii) if the arbitration is resolved in your favor, your costs of arbitration (including such fees) shall be paid by the Company.

           (b)  All certificates for shares of Dexia Stock delivered pursuant to this Agreement shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which Dexia Stock is then listed, and any applicable Federal, state or foreign securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

           (c)  This Agreement shall not confer upon you any right to continued employment with the Company, nor shall it interfere in any way with the right of the Company to terminate your employment at any time. Notwithstanding any other provisions of this Agreement or the Plan, if the Committee determines that any individual entitled to take action or receive payments hereunder is an infant or incompetent by reason of physical or mental disability, it may permit such action to be made by or cause such payments to be made to a different individual, without any further responsibility with respect thereto under this Agreement or the Plan.

           (d)  All notices hereunder shall be in writing and, if to the Company, shall be delivered or mailed to its principal office, addressed to the attention of the General Counsel; and if to you, shall be delivered personally or mailed to you at the address appearing in the records of the Company. Such addresses may be changed at any time by written notice to the other party given in accordance with this Section 11.

           (e)  Notwithstanding any other provision of the Plan or this Agreement, the Plan and this Agreement shall be construed or deemed to be amended as necessary to comply with the requirements of Section 409A of the Code to avoid taxation under Section 409A(a)(1) of the Code. The Committee, in its sole discretion, shall determine the requirements of Section 409A of the Code applicable to the Plan and this Agreement and shall interpret the terms of the Plan and this Agreement consistently therewith. Under no circumstances, however, shall the Company have any liability under the Plan or this Agreement for any taxes, penalties or interest due on amounts paid or payable pursuant to the Plan or this Agreement, including any taxes, penalties or interest imposed under Section 409A(a)(1) of the Code.

            (f)  The failure of you or the Company to insist upon strict compliance with any provision of this Agreement or the Plan, or to assert any right you or the Company may have under this Agreement or the Plan, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement or the Plan.

           (g)  This Agreement contains the entire agreement between the parties with respect to the subject hereof and supersedes all prior agreements, written or oral, with respect thereto. By acceptance of this Agreement, you hereby agree that the Plan, as amended through February 14, 2008, shall apply to all outstanding awards of Dexia Restricted Stock held by you, and that any award agreement(s) in respect of such outstanding awards shall be deemed amended to be consistent with the Plan as so amended.

           (h)  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF NEW YORK, WITHOUT REFERENCE TO PRINCIPLES OF CONFLICT OF LAWS.

Sincerely yours,
FINANCIAL SECURITY ASSURANCE HOLDINGS LTD.
By:	Sean W. McCarthy, President

Agreed to and accepted as of the
date first set forth above (Please sign on the line
below and print name in the space provided):

(signature)
Name: (print name)

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  EXHIBIT 10.6F
FINANCIAL SECURITY ASSURANCE HOLDINGS LTD. AGREEMENT EVIDENCING AN AWARD OF DEXIA RESTRICTED STOCK